Exhibit 99.1

Exicure, Inc. Reports Third Quarter 2020 Financial Results and Corporate Progress

CHICAGO and Cambridge, Mass.—November 12, 2020 — Exicure, Inc. (NASDAQ: XCUR), the pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today reported financial results for the quarter and nine months ended September 30, 2020 and provided an update on corporate progress.

“Exicure has seen growth and clinical and pre-clinical advancement during the third quarter of this year,” said Dr. David Giljohann, Exicure’s Chief Executive Officer. “During the third quarter of 2020, Exicure hosted a virtual KOL event where we presented promising interim results from our ongoing Phase 1b/2 clinical trial of cavrotolimod (AST-008) and we announced that our poster on the safety and preliminary efficacy of intertumoral cavrotolimod (AST-008) in combination with pembrolizumab in the Phase 1b stage was accepted for presentation at the 2020 SITC Annual Meeting. We also entered into a $25.0 million senior secured term loan during the third quarter of 2020 which extends our cash runway into 2022,” concluded Dr. Giljohann.

Exicure’s candidate, XCUR-FXN

•Despite the ongoing COVID-19 pandemic, the Company’s laboratories have continued operations with limited impact on our research and development activities.
•The Company remains on track to initiate IND-enabling studies for Friedreich’s ataxia in the fourth quarter of this year.

Exicure announced promising interim results from ongoing Phase 1b/2 clinical trial of cavrotolimod (AST-008) in September 2020

•Confirmed overall response rate (ORR) of 21% in the dose-escalation stage across all doses, confirmed ORR 33% at the highest dose cohort and recommended Phase 2 dose.
•Target tumor shrinkage was observed in 37% of patients.
•Preliminary data show activity in patients with melanoma, Merkel cell carcinoma (MCC), and cutaneous squamous cell carcinoma (CSCC).
•Phase 2 arms in both MCC and CSCC are currently recruiting.

Cavrotolimod (AST-008) Phase 1b/2 clinical trial is open and actively enrolling patients

•In the second quarter of 2020, the Company began enrolling patients in the Phase 2 dose expansion phase of its Phase 1/2 clinical trial of intra-tumoral cavrotolimod (AST-008) in combination with approved checkpoint inhibitors pembrolizumab or cemiplimab, for the treatment of patients with advanced or metastatic MCC or CSCC.
•Currently, 14 clinical trial sites are open for enrollment and 7 additional sites are pending activation; the Company expects to open up to 25 sites for the Phase 2 stage of the clinical trial.
•We continue to monitor the impact that COVID-19 may be having on patient enrollment and safety, site initiation, and study integrity. We have put in place and continue to maintain a variety of measures to mitigate the effects of COVID-19 and our top priority is to maintain patient safety and clinical trial continuity. During the third quarter of 2020, we have observed delays in our enrollment plans for the Phase 2 dose expansion phase of this clinical trial. The effects of the COVID-19 pandemic or its impact may have contributed to such delays. As a result, we have taken additional measures to increase the enrollment of patients, including frequent interaction with our clinical trial sites currently open as well as increasing the number of clinical trial sites that potentially are activated for this clinical trial so that we may continue to enroll patients as planned. However, these delays have caused us to lengthen our clinical development timeline for cavrotolimod (AST-008) and we now expect to report ORR results in the first half of 2022 rather than by year end 2021 as previously guided.

Third Quarter Financial Results, Financial Guidance and Recent Developments

Cash Position: Cash, cash equivalents, and short-term investments were $94.1 million as of September 30, 2020 compared to $85.8 million as of June 30, 2020, and the increase is attributed to the borrowing of the first tranche ($17.5 million) of the $25.0 million senior secured term loan with MidCap Financial Trust (MidCap), as agent, and Silicon Valley Bank (SVB).

Research and Development (R&D) Expenses: Research and development expenses were $9.1 million for the quarter ended September 30, 2020, as compared to $4.2 million for the quarter ended September 30, 2019. The Company continues to increase staffing in the R&D function, increasing headcount from 26 at September 30, 2019 to 48 at September 30, 2020 and the associated increase in hiring, in addition to growth in cavrotolimod (AST-008) clinical trial activities, has driven the Company’s increase in R&D costs. The associated increases in platform and discovery-related costs reflected increased preclinical R&D activities associated with the Company’s collaboration with AbbVie Inc. (AbbVie), increased costs related to XCUR-FXN, as well as other preclinical discovery work in neurology and ophthalmology.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.4 million for the quarter ended September 30, 2020, as compared with $2.2 million for the quarter ended September 30, 2019.

Net Loss: The Company had a net loss of $8.8 million for the quarter ended September 30, 2020 compared to a net loss of $5.8 million for the quarter ended September 30, 2019 reflecting a higher net loss of $3.0 million. This increase in net loss was driven principally by the increases in R&D expenses and G&A expenses discussed above, partially offset by the recognition of $2.4 million of revenue associated with our collaboration with AbbVie.

Cash Runway Guidance: The Company believes that, based on its current operating plans and estimates of future expenses, as of the date of this press release, its existing cash, cash equivalents and short-term investments will be sufficient to fund its operations into 2022.

Response to COVID-19: With the global spread of the ongoing COVID-19 pandemic in 2020, we have been closely monitoring developments and have taken active measures to protect the health of our employees and their families, our communities, as well as our clinical trial investigators, patients and caregivers. We continue to carefully manage laboratory staffing and take other appropriate managerial actions to maintain progress on our preclinical and collaboration programs. We also continue to work closely with our third-party manufacturers and other partners to manage our supply chain activities and will take such action as we believe appropriate with our clinical operations to maintain patient safety and clinical trial continuity.

Resignation of Director: On November 10, 2020, Helen S. Kim resigned as a Class II director of our Board of Directors, or the Board, as well as from the Nominating and Corporate Governance Committee of the Board, effective immediately. Ms. Kim’s decision to resign was not the result of any disagreement between Ms. Kim and our Company, management, the Board or any committee thereof, on any matter relating to our operations, policies or practices. We thank Ms. Kim for her six years of service on the Board.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN an SNA–based therapeutic candidate, for the treatment of Friedreich’s ataxia (FA). Exicure's therapeutic candidate cavrotolimod (AST-008) is in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA.

For more information, visit Exicure’s website at www.exicuretx.com.

Exicure Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the anticipated and potential impact of the COVID-19 pandemic and its impact and effects on the company’s business and operations, including the conduct of and timeline for its ongoing Phase 1b/2 clinical trial for cavrotolimod (AST-008); the company’s plans, initiatives and expectations in light of and in response to the COVID-19 pandemic; the company’s expectations regarding its ability to adapt its business to the evolving COVID-19 pandemic, mitigate its impacts on the business and maintain business continuity; the design, timing and results of its Phase 1b/2 clinical trial of cavrotolimod (AST-008) including patient enrollment expectations and opening of additional clinical trial sites; the initiation, timing and results of its other preclinical studies and clinical trials, including XCUR-FXN; the potential of the company’s SNA technology to provide therapeutic benefit to target diseases, including its ability to address the genetic challenges posed by Friedreich’s ataxia and other neurological conditions; the potential of the company’s collaborations and R&D efforts; the company’s ability to advance its clinical and pre-clinical pipelines; the company’s expectations with respect to its continued growth; and the company’s anticipated extended cash runway. The forward-looking statements in this press release speak only as of the date of this press release, and the company undertakes no obligation to update these forward-looking statements. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic or its impact or effects may disrupt the company’s business and/or the global healthcare system more severely than it has to date or more severely than anticipated, which may have the effect of impacting or delaying the company’s ongoing Phase 1b/2 clinical trial; unexpected costs, charges or expenses that reduce the company’s capital resources; the company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; risks that preliminary results from clinical trials are not necessarily predictive of future clinical trial results; and the ability of the company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the company undertakes no duty to update this information, except as required by law. In addition, the COVID-19 pandemic and the associated containment efforts have had and continue to have a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts have only partially mitigated the consequences. The extent and duration of the impact on the company’s business and operations is highly uncertain, and that impact includes effects on its clinical trial operations, timelines and supply chain. Factors that will influence the impact on the company’s business and operations include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The COVID-19 pandemic or its impact or effects could have a material adverse impact on the company’s business, operations and financial results for an extended period of time.

Media Contact:
Karen Sharma
MacDougall
781-235-3060
ksharma@macbiocom.com

Investor Contact:
Thomas Hoffmann
Solebury Trout
+1-646-378-2931
thoffmann@troutgroup.com

###

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$31,459	$48,460
Short-term investments	62,621	62,326
Accounts receivable	59	16
Unbilled revenue receivable	6	19
Prepaid expenses and other assets	2,684	1,955
Total current assets	96,829	112,776
Property and equipment, net	4,269	2,099
Right-of-use asset	8,768	356
Other noncurrent assets	1,414	32
Total assets	$111,280	$115,263
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4,965
Accounts payable	2,006	1,814
Accrued expenses and other current liabilities	2,124	2,435
Deferred revenue, current	8,479	21,873
Total current liabilities	12,609	31,087
Long-term debt, net	16,500	—
Common stock warrant liability, noncurrent	—	414
Deferred revenue, noncurrent	—	2,956
Lease liability, noncurrent	8,087	59
Other noncurrent liabilities	656	—
Total liabilities	$37,852	$34,516

Stockholders’ equity:
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 87,228,586 issued and outstanding, September 30, 2020; 86,069,263 issued and outstanding, December 31, 2019	9	9
Additional paid-in capital	166,499	162,062
Accumulated other comprehensive income (loss)	200	(27)
Accumulated deficit	(93,280)	(81,297)
Total stockholders' equity	73,428	80,747
Total liabilities and stockholders’ equity	$111,280	$115,263

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$2,443	$527	$16,473	$986
Total revenue	2,443	527	16,473	986
Operating expenses:
Research and development expense	9,139	4,245	22,222	11,073
General and administrative expense	2,424	2,228	7,227	6,421
Total operating expenses	11,563	6,473	29,449	17,494
Operating loss	(9,120)	(5,946)	(12,976)	(16,508)
Other income (expense), net:
Dividend income	2	228	45	415
Interest income	205	1	832	3
Interest expense	(27)	(203)	(155)	(589)
Other income (expense), net	118	104	271	357
Total other income (expense), net	298	130	993	186
Net loss	$(8,822)	$(5,816)	$(11,983)	$(16,322)

Basic and diluted loss per common share	$(0.10)	$(0.09)	$(0.14)	$(0.32)
Weighted-average basic and diluted common shares outstanding	87,227,136	64,651,040	87,160,520	51,200,072